Exhibit 99.1

NEWS BULLETIN

FROM:

RE:                     Schuff International, Inc.

1841 West Buchanan St.
Phoenix, AZ 85007
(602) 252-7787
www.schuff.com
TRADED: OTC: SHFK

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Michael R. Hill	Lawrence Delaney Jr.
Vice President/CFO	(714) 734-5000
(602) 417-8865

Schuff International Further Increases Consent Fee
And Further Extends Consent Solicitation

PHOENIX-January 7, 2005-Schuff International, Inc. (OTC: SHFK), a family of companies providing fully integrated steel construction services, today announced that it has increased the consent fee and further extended the consent solicitation in connection with a certain proposed amendment to the Indenture pursuant to which its 10 1/2% Senior Notes due 2008 were issued. Schuff has increased the consent fee, payable to all holders of record whose consent is received before expiration or earlier termination of the consent solicitation, from $0.50 per $100 principal amount of Notes owned by the consenting holder as of the record date to $0.75 per $100. Schuff also has further extended the expiration date until 5:00 p.m., New York City time, on Friday, January 14, 2005, unless the consent solicitation is further extended or earlier terminated if the requisite consent is obtained before the expiration date.

The adoption of the proposed amendment is conditioned on delivery of consents from holders of at least a majority of the principal amount of the Notes. The adoption of the proposed amendment is also subject to certain other conditions, which are described in Schuff’s Consent Solicitation Statement dated December 8, 2004, as supplemented to reflect the increased consent fee and the extended expiration date (the “Consent Solicitation Statement”). The consent solicitation is being made solely by means of the Consent Solicitation Statement. Except as otherwise described above, all terms and conditions of the consent solicitation are unchanged. This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to any securities.

Guggenheim Capital Markets, LLC is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at 212-381-7500, Attention: Joe Bencivenga. Global Bondholder Services Corporation is serving as Tabulation Agent and Information Agent in connection with the consent solicitation. Questions regarding the delivery procedures for the consents and requests for additional copies of the Consent Solicitation Statement or related documents may be directed to the Information Agent at 212-430-3774.

-more-

Schuff International Further Increases Consent Fee and Further Extends Consent
Solicitation

Schuff International, Inc. is a family of steel fabrication and erection companies providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and project management expertise. The company has multi-state operations primarily focused in the U.S. Sunbelt.

Solicitation Agent:

Guggenheim Capital Markets, LLC 135 E. 57th St., 8th Floor
New York, NY 10022
Attention: Joseph Bencivenga
212-381-7500
joseph.bencivenga@guggenheimcm.com

Information Agent:

Global Bondholder Services Corporation
65 Broadway, Suite 704
New York, NY 10006
Attention: Corporate Actions
212-430-3774
Toll free: 866-488-1500
Attention: Harvey Eng
heng@gbsc-usa.com

For more information, please visit the company’s Web site, http://www.schuff.com.

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